Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

Misonix, Inc., a Delaware corporation, has one class of equity securities registered under Section 12 of the Securities Exchange Act of 1934: common stock, par value $0.0001 per share (“common stock”). Our preferred stock, par value $0.0001 per share (“preferred stock”), is not registered under the Exchange Act.

References in the following discussion to “we,” “our” and “us” and similar references mean Misonix, Inc.

The following description of our capital stock is a summary and is qualified in its entirety by provisions of the Delaware General Corporation Law (the “DGCL”) and by reference to the terms and provisions of our Amended and Restated Certificate of Incorporation (the “Charter”) and Bylaws (the “Bylaws”), which are incorporated herein by reference and attached as exhibits to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Authorized Capital Stock

Pursuant to our Charter, the total number of shares of all classes of capital stock which we are authorized to issue is 47,000,000 shares, consisting of: (1) 45,000,000 shares of common stock and (2) 2,000,000 shares of preferred stock.

Common Stock

Dividend Rights

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by our Board of Directors (the “Misonix Board”) out of funds legally available for that purpose.

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters to be voted on by the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a plurality of the voting shares are able to elect all of the directors.

Liquidation

In the event of a liquidation, dissolution or winding up of Misonix, holders of our common stock would be entitled to share ratably in the net assets remaining after payment in full of all debts and other liabilities of Misonix and satisfaction of any liquidation preference granted to the holders of any then outstanding shares preferred stock.

Other Rights

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The holders of our common stock will have and possess all rights pertaining to the capital stock of Misonix, subject to the preferences, qualifications, limitations, voting rights and restrictions with respect to any series of preferred stock of Misonix that may be issued with any preference or priority over the Misonix common stock.

Fully Paid and Nonassessable

All of the outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Under the terms of our Charter, our board is authorized, subject to limitations prescribed by the DGCL and by our Charter, to issue up to 2,000,000 shares of preferred stock in one or more series without further action by the holders of our common stock. Our board has discretion, subject to limitations prescribed by the Delaware General Corporation Law and by our Charter, to determine the designation, powers, preferences and rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of Misonix and may adversely affect the price of our common stock, and the voting and other rights of the holders of our common stock.

Anti-Takeover Effects of Provisions of Our Charter, Bylaws and Delaware Law

Some provisions of Delaware law and our Charter and Bylaws contain provisions that could make the following transactions more difficult: acquisition of Misonix by means of a tender offer; acquisition of Misonix by means of a proxy contest or otherwise; or removal of Misonix’s incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in Misonix’s best interests, including transactions that might result in a premium over the market price for Misonix’s shares of common stock.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Misonix to first negotiate with the Misonix board. Misonix believes that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Misonix outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

Misonix is subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed “interested shareholders” from engaging in a “business combination” with a publicly-held Delaware corporation for three years following the date these persons become interested shareholders unless the business combination is, or the transaction in which the person became an interested shareholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested shareholder” is a person who, together with affiliates and associates, beneficially owns, or within three years prior to the determination of interested shareholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested shareholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for the Misonix Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Misonix. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Misonix.

No Cumulative Voting

Delaware law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless the corporation’s certificate of incorporation provides otherwise. Our Charter does not expressly provide for cumulative voting. Without cumulative voting, a minority stockholder may not be able to gain as many seats on the Misonix Board as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to secure a seat on the Misonix Board and thereby influence the Misonix Board’s decision regarding a takeover.

Election and Removal of Directors; Filling Directors

Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding are able to elect all of our directors or remove a director by a majority vote. Our Charter and Bylaws provide that our business and affairs will be managed by the Misonix Board and that, subject to the rights, if any, of any series of preferred stock to elect additional directors under circumstances specified in a preferred stock designation, the number of directors that will constitute the Misonix Board be fixed exclusively by resolutions adopted by the whole Misonix Board. In addition, our Charter and Bylaws provide that any board vacancy may be filled solely by the affirmative vote of a majority of the remaining directors then in office and entitled to vote, except that a vacancy created by the removal of a director by stockholders for cause or without cause may be filled by the stockholders at the meeting at which the director is removed or, if not so filled, then by the remaining directors. Note that each amendment to the Charter requires the same vote of the holders of two-thirds of the outstanding Misonix common stock for its repeal or further amendment.

Choice of Forum

Unless Misonix consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for: any derivative action or proceeding brought on Misonix’s behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against Misonix arising pursuant to the Delaware General Corporation Law; or any action asserting a claim against Misonix that is governed by the internal affairs doctrine. Notwithstanding the foregoing, this provision will not apply to any claims arising under the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. The enforceability of similar choice of forum provisions has been challenged in legal proceedings, and it is possible that, in connection with such actions or any future actions, a court could find the choice of forum provision to be inapplicable or unenforceable. It is possible that a court could find that such a choice of forum provision is inapplicable for a particular claim or action or that such provisions are unenforceable.